UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 26, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of April 2006 issued on May 02, 2006 appears below.

May 2, 2006

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Federal Home Loan Bank of New York Declares a 5.25% Dividend
for the First Quarter of 2006

I am pleased to report that our Board of Directors approved a dividend for the first quarter of 2006 at a rate of 5.25% (annualized). The Federal Home Loan Bank of New York’s (FHLBNY) dividend rate for the fourth quarter of 2005 was 5.11%. The dollar amount of the first quarter dividend will be approximately $47 million. The cash dividend was distributed to members on April 28, 2006.

The dividend reflects the New York Home Loan Bank’s low-risk profile and conservative investment strategy. It represents a payout of approximately 75% of net income for the quarter. Retained earnings as of March 31, 2006, after the dividend payment, will be approximately
$256 million. The Bank plans to continue to build retained earnings at a measured pace to ensure future regulatory compliance and to provide additional protection for the capital of our stockholders.

The national trade press continues to cover the Federal Housing Finance Board (FHFB) proposed regulation that would primarily establish a minimum retained earnings requirement and limit the amount of excess stock that a FHLBank could hold. The FHLBNY, as outlined in earlier communications, expects to meet the proposed retained earnings target well before the minimum retained earnings rule becomes effective and, consequently, sees no impact upon our dividend or our operations.

Advances Averaged $62.3 Billion

For the month of March, advances averaged $62.3 billion. Although this is down $700 million from February, the average is $1.9 billion above our 2006 Business Plan. The FHLBNY closed

Federal Home Loan Bank of New York
May 2, 2006

the month at $62.5 billion. Members continued to take advantage of the FHLBNY’s ongoing specials, the most popular of which include the ability to use qualified mortgage collateral to obtain Repo pricing on Convertible Advances. Combined with the option to choose a settlement date within the month, this special offers maximum flexibility. In March, nine members transacted $1.3 billion of the special offer. In addition, members took advantage of the flatness of the interest rate yield curve and lengthened Fixed-Rate borrowings in the 1-5 year sector by $173 million.

Repo Advance Redesign

We redesigned the Repo Advance so that members will no longer need to pledge specific securities for specific Repo Advances. Instead, eligible securities collateral will be pooled and members will be able to borrow against the pool of securities. This change allows members to access the lower rate for Repo Advances collateralized with AAA-rated-agency or non-agency securities.

Bank Launches Program-Specific Lending

Our Community Lending Program (CLP) features below-market advance rates to help members by providing a continuous source of low-cost funds, enhancing CRA performance, adding to profitability, and improving community relations. In addition to submitting Community Investment Program (CIP), Rural Development Advance (RDA), and Urban Development Advance (UDA) applications on a project-specific basis, members may now apply for a Program-Specific commitment that will operate similarly to a pre-approved line of credit. These targeted lending programs can include CIP-eligible multi-family or single-family residential lending or RDA/UDA-eligible commercial, industrial and small-business lending. Program-Specific commitments allow a member to submit one application for a number of projects rather than submitting multiple applications on a project-by-project basis.

Should you have any questions on how the FHLBNY can help with these programs, please contact Joseph Gallo, Vice President and Director of Community Investment, at (212) 441 6851.

In Washington

FHFB Adopts Proposed Rule on Director Election Process

On April 12, 2006, the FHFB proposed a rule that, if enacted, would allow the Board of Directors of each of the Home Loan Banks to become more involved in the director election process. The proposal would permit -- but not require -- each Board to conduct an annual self-assessment to identify the skills and experience that would strengthen the Board. The Home Loan Bank could then include a statement of these needs with the election notice and call for nominations sent to members at the beginning of the election process. The proposal would also allow each FHLBank to include this information in each ballot package and, as part of the information included about each nominee, would also permit a brief description of the nominee's skills and experience.

Federal Home Loan Bank of New York
May 2, 2006

The proposed rule was published in the Federal Register on April 18. Comments from the public are due back to the FHFB by June 2. The FHLBNY's comments are currently in the process of being prepared. I would also anticipate that the national and state financial services trade groups will comment on the proposal.

The governance of the Bank is a significant responsibility. Our 300 member lenders from New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands provide a deep pool of skilled, knowledgeable, talented, and experienced potential Board Members. This in turn means that, over the years, the Directors on our Board have been exceptionally qualified to fully execute their duties, and they have helped keep the Bank focused on its mission of advancing housing opportunity and local community development by maximizing the capacity of its community-based member lenders to serve their markets.

We value your loyalty to the FHLBNY, and we respect your commitment to your customers. We are profoundly grateful for the opportunity to serve you.

Sincerely,

Alfred A. DelliBovi
President

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

May 2, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Schedule A